Exhibit 24

Authorization to Sign SEC Form 3, 4, 5 and Form ID

April 7, 2005

United States Securities and Exchange Commission

Attn: Filing Desk

450 Fifth Street, NW

Washington, D.C.  20549

To whom it may concern:

The undersigned, Annick Desmecht, authorizes and designates Ellen E. Fesler and Douglas Sundby to file SEC Forms 3, 4 and 5 and the Form ID under section 16(a) reports of directors, officers and principal stockholders, on her behalf with respect to the securities of Samsonite Corporation.

The duration of this authorization shall be from April 1, 2005 through and including April 1, 2010.

/s/ Annick Desmecht

Annick Desmecht